As filed with the Securities and Exchange Commission on January 30, 2019.

Registration No. 333-226722

Registration No. 333-216667

Registration No. 333-212298

Registration No. 333-212297

Registration No. 333-204987

Registration No. 333-194946

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post- Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226722

Post- Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216667

Post- Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212298

Post- Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212297

Post- Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204987

Post- Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194946

UNDER
THE SECURITIES ACT OF 1933

EGALET CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	600 Lee Road, Suite 100 Wayne, PA 19087	46-3575334
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

EGALET CORPORATION AMENDED AND RESTATED 2013 STOCK-BASED INCENTIVE

COMPENSATION PLAN

EGALET CORPORATION 2017 INDUCEMENT PLAN

EGALET CORPORATION 2016 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Robert S. Radie

Chief Executive Officer

Egalet Corporation

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

(Name and Address of Agent for Service)

(610) 833-4200

(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

David S. Rosenthal, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
(212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by Egalet Corporation, a Delaware corporation (the “Registrant”) with the U.S. Securities and Exchange Commission:

•                  Registration Statement No. 333-226722, filed on August 9, 2018, pertaining to the registration of 6,000,000 Shares (defined below) issued or issuable under the Egalet Corporation Amended and Restated 2013 Stock-Based Incentive Compensation Plan.

•                  Registration Statement No. 333-216667, filed on March 13, 2017, pertaining to the registration of 300,000 Shares issued or issuable under the Egalet Corporation 2017 Inducement Plan.

•                  Registration Statement No. 333-212298, filed on June 29, 2016, pertaining to the registration of 2,600,000 Shares issued or issuable under the Egalet Corporation Amended and Restated 2013 Stock-Based Incentive Compensation Plan.

•                  Registration Statement No. 333-212297, filed on June 29, 2016, pertaining to the registration of 750,000 Shares issued or issuable under the Egalet Corporation 2016 Employee Stock Purchase Plan.

•                  Registration Statement No. 333-204987, filed on June 15, 2015, pertaining to the registration of 2,000,000 Shares issued or issuable under the Egalet Corporation 2013 Stock-Based Incentive Compensation Plan

•                  Registration Statement No. 333-194946, filed on April 1, 2014, pertaining to the registration of 1,680,000 Shares issued or issuable under the Egalet Corporation 2013 Stock-Based Incentive Compensation Plan.

On October 30, 2018, the Registrant and its wholly-owned subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code (as amended, the “Bankruptcy Petitions”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are being jointly administered under the caption In re Egalet Corporation et al., Case No. 18-12439 (BLS) (the “Chapter 11 Cases”). On January 14, 2019, the Registrant’s first amended joint plan of reorganization (as amended, the “Plan”) was confirmed by the Bankruptcy Court. Pursuant to the Plan, all existing equity interests, including the Registrant’s Common Stock, par value $0.001 per share (the “Shares”) will be cancelled on the Effective Date (as defined in the Plan).

In connection with the Chapter 11 Cases, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Registrant hereby removes from registration all of such securities registered but unsold under the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wayne, Commonwealth of Pennsylvania, on this 30th day of January, 2019.

EGALET CORPORATION

By:	/s/ ROBERT RADIE
Robert Radie
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Radie, Mark Strobeck and Megan Timmins, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to these Registration Statements and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments on Form S-8 have been signed by the following persons in the capacities indicated on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ROBERT RADIE	President, Chief Executive Officer and Director	January 30, 2019
Robert Radie	(Principal Executive Officer)

/s/ BARBARA CARLIN	Chief Accounting Officer (Principal Accounting Officer and Principal Financial Officer)	January 30, 2019
Barbara Carlin

/s/ TIMOTHY WALBERT	Chairman of the Board	January 30, 2019
Timothy Walbert

/s/ ELAINE HOCHBERG	Director	January 30, 2019
Elaine Hochberg

/s/ NICHOLAS C. NICOLAIDES	Director	January 30, 2019
Nicholas C. Nicolaides, Ph.D.

/s/ JOHN E. OSBORN	Director	January 30, 2019
John E. Osborn

/s/ ROBERT P. ROCHE, JR.	Director	January 30, 2019
Robert P. Roche, Jr.

/s/ ANDREA HESLIN SMILEY	Director	January 30, 2019
Andrea Heslin Smiley

/s/ JOHN VARIAN	Director	January 30, 2019
John Varian

/s/ GREGORY WEAVER	Director	January 30, 2019
Gregory Weaver